Term Agreement between Tree Top Industries, Inc. and Sky Music Corporation doo, Sky Solutions doo and Adriatic Region Solutions doo

THIS AGREEMENT (“Agreement”) entered into and effective as of the 18th day of April, 2011 (“effective date”), by and between Tree Top Industries, Inc. (“Tree Top”), a Nevada corporation having an office and place of business at 511 Sixth Avenue, Suite 800, New York, NY 10011, and Sky Music Corporation doo, Sky Solutions doo, and Adriatic Region Distribution doo (“Sky”) having an office and place of business at Milosev kladenac 11A 11000 Belgrade.

WHEREAS, Tree Top and Sky have exchanged information and agreed to the points enumerated below, and

NOW THEREFORE, the parties hereto have agreed as follows:

1. Purchase price of $2,500,000 of Tree Top stock

2. Cash infusion through secondary or other offering of $3,000,000 - $5,000,000

Such other and further terms and details of the transaction, which is subject to the review and approval by US regulatory and Serbian authorities, the Board of Directors and shareholders of Tree Top, is to be completed in the near future, which is expected to be 60 to 90 days.

When combined, Sky Corporation, which includes three independent companies, will be the largest music equipment sales/rental and public event management and production company in South East Europe.  As a result of planned cash infusion into Tree To and Sky, under the continued leadership of Sky’s CEO, Milenko Skaric, it is anticipated the company will be in a position to expand throughout Europe in short order.

Sky Music doo		Tree Top Industries, Inc.

By:	/s/ Milenko Skaric, President	By:	/s/ David I. Reichman, Chairman & CEO

Sky Solutions doo		Tree Top Industries, Inc.

By:	/s/ Milenko Skaric, President	By:	/s/ Kathy M. Griffin, President

Adriatic Region Distriubtion doo

By:	/s/ Milenko Skaric, President